Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288222

Proxy Statement/Prospectus Supplement No. 1

(to the Proxy Statement/Prospectus dated July 10, 2025)

SUPPLEMENT TO

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS OF
HELIX ACQUISITION CORP. II

(A CAYMAN ISLANDS EXEMPTED COMPANY)

AND

PROSPECTUS FOR

 UP TO 28,000,000 SHARES OF COMMON STOCK OF HELIX ACQUISITION CORP. II
(WHICH WILL BE RENAMED “BRIDGEBIO ONCOLOGY THERAPEUTICS, INC.” FOLLOWING DOMESTICATION IN THE STATE OF DELAWARE AND IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

In connection with the proposed business combination among Helix Acquisition Corp. II (“Helix”), Helix II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Helix (“Merger Sub”), and TheRas, Inc. (d/b/a BridgeBio Oncology Therapeutics), a Delaware corporation (“BBOT”), upon the consummation of which Helix will be renamed “BridgeBio Oncology Therapeutics, Inc.” (“PubCo”), Helix and BBOT filed a registration statement on Form S-4 (File No. 333-288222) (as amended and supplemented, the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement, which was declared effective by the SEC on July 10, 2025, includes a proxy statement/prospectus (the “Proxy Statement/Prospectus”). This Supplement No. 1, dated July 21, 2025 (this “Supplement”), updates and supplements the Proxy Statement/Prospectus.

This purpose of this Supplement is to update and supplement certain information contained in the Proxy Statement/Prospectus to (i) reflect recent developments that occurred after the date of the Proxy Statement/Prospectus, (ii) revise the tier of the Nasdaq Stock Market for which PubCo has applied to list its securities from the Nasdaq Global Market to the Nasdaq Capital Market, and (iii) revise certain disclosures relating to the management of PubCo following the closing of the Business Combination. Except as otherwise set forth below, the information set forth in the Proxy Statement/Prospectus remains unchanged. For clarity, additions to existing disclosure from the Proxy Statement/Prospectus are indicated with bold, underlined text. All page, paragraph and section references used herein refer to the Proxy Statement/Prospectus before any additions or deletions resulting from the revised disclosures, and capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

The information set forth below serves as a supplement to the Proxy Statement/Prospectus. Except as described herein, the information provided in the Proxy Statement/Prospectus continues to apply. To the extent this Supplement differs from or updates information in the Proxy Statement/Prospectus, shareholders should rely on the information contained in this Supplement. The Proxy Statement/Prospectus contains important additional information. This Supplement should be read in conjunction with the Proxy Statement/Prospectus.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits before voting your Helix Ordinary Shares. Please pay particular attention to the section entitled “Risk Factors” beginning on page 25 in the Proxy Statement/Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BUSINESS COMBINATION (AS DEFINED IN THE PROXY STATEMENT/PROSPECTUS) OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Supplement to the Proxy Statement/Prospectus is dated July 21, 2025.

RECENT DEVELOPMENTS

Application to List on the Nasdaq Capital Market

Following the filing of the Proxy Statement/Prospectus, Helix revised its listing application with Nasdaq to apply for listing of the PubCo Common Stock on the Nasdaq Capital Market, instead of the Nasdaq Global Market. Accordingly, any references to Nasdaq Global Market in the Proxy Statement/Prospectus and any of the annexes to the Proxy Statement/Prospectus shall be amended and restated to “Nasdaq Capital Market”.

Appointment of New BBOT Chief Financial Officer

BBOT entered into an offer letter with Uneek Mehra, effective as of July 21, 2025, in connection with his appointment as BBOT’s Chief Financial Officer. Mr. Mehra will enter into an employment agreement with PubCo to be effective as of the Closing.

Post-Closing Grants

Executive Officers

Following the Closing of the Business Combination, PubCo intends to approve certain stock option grants to certain service providers of BBOT, including its executive officers.

Non-Employee Directors

Following the Closing of the Business Combination, PubCo intends to approve certain stock option grants to certain of its non-employee directors.

UPDATES TO QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following amends and supplements pages xxxi – xxxii of the Proxy Statement/Prospectus by adding the underlined bolded text (indicated textually in the same manner as the following example: underlined bolded text) as set forth below:

The third bullet point in response to the question “What interests do the BBOT directors and officers have in the Business Combination?” on pages xxxi – xxxii shall be revised to read as:

Upon the completion of the Business Combination, the following persons are expected to be appointed Executive Officers of PubCo: Dr. Wallace, Mr. Mehra, Dr. Beltran and Dr. Ben. For a description of these arrangements see “Executive and Director Compensation of BBOT.”

UPDATES TO PROPOSAL NO. 1 – THE BUSINESS COMBINATION PROPOSAL

The following amends and supplements pages 122 – 178 of the Proxy Statement/Prospectus by adding the underlined bolded text (indicated textually in the same manner as the following example: underlined bolded text) as set forth below:

(a)	the first full paragraph under the subsection entitled “Interests of BBOT’s Directors and Officers - Other Compensation” on page 156 shall be revised to read as follows:

Upon the completion of the Business Combination, the following persons are expected to be appointed Executive Officers of PubCo: Dr. Wallace, Mr. Mehra, Dr. Beltran and Dr. Ben. For a description of these arrangements see “Executive and Director Compensation of BBOT.”

(b)	the following paragraph entitled “Post-Closing Grants” shall be inserted after the subsection entitled “Interests of BBOT’s Directors and Officers - Merger Consideration” on page 156 of the Proxy Statement/Prospectus, which shall read as follows:

Post-Closing Grants

Executive Officers

In connection with the Business Combination, the PubCo Board intends to approve stock option grants to certain service providers of PubCo, including our named executive officers. The PubCo Board intends to grant Drs. Wallace, Beltran, and Ben a stock option to purchase a number of shares of PubCo Common Stock equal to approximately 0.631%, 0.451%, and 0.451%, respectively, of the shares of PubCo Common Stock outstanding immediately after the Closing, and stock options over an aggregate of approximately 1.918% of the shares of PubCo Common Stock outstanding immediately after the Closing to certain other service providers, in each case contingent on the Closing and effective on (or within ten days after) the first trading date following the Closing (such effective date, the “Option Effective Date”), subject to each applicable grantee’s continuous service relationship with PubCo through such Option Effective Date. Each stock option will have a per share exercise price equal to the closing price of a share of PubCo Common Stock on the Option Effective Date, as reported on the Nasdaq Capital Market. Each stock option will be granted under the PubCo Incentive Plan and vesting will start upon PubCo’s filing of an effective Form S-8 and will be in equal monthly installments thereafter until the option fully vests on the fourth anniversary of the Option Effective Date, subject to the applicable grantee’s continued service relationship with PubCo through each applicable vesting date. Each stock option will be subject to the terms and conditions of the PubCo Incentive Plan, and the applicable stock option agreement thereunder.

Non-Employee Directors

In connection with the Business Combination, the PubCo Board intends to approve stock option grants to certain non-employee directors of PubCo. The PubCo Board intends to grant Drs. McCormick and Tipirneni and Mr. Bauer a stock option to purchase a number of shares of PubCo Common Stock equal to approximately 0.115%, 0.066% and 0.156%, respectively, of the shares of PubCo Common Stock outstanding immediately after the Closing, contingent on the Closing and effective on the Option Effective Date, subject to each applicable director’s continuous service relationship with PubCo through such Option Effective Date. Each stock option will have a per share exercise price equal to the closing price of a share of PubCo Common Stock on the Option Effective Date, as reported on the Nasdaq Capital Market. Each stock option will be granted under the PubCo Incentive Plan and vesting will start upon PubCo’s filing of an effective Form S-8 and will be in equal monthly installments thereafter until the option fully vests on the fourth anniversary of the Option Effective Date (or, in the case of Mr. Bauer's grant, on the fourth anniversary of the date on which he was appointed to BBOT's board of directors), subject to the applicable grantee’s continued service relationship with PubCo through each applicable vesting date. Each stock option will be subject to the terms and conditions of the PubCo Incentive Plan, and the applicable stock option agreement thereunder.

UPDATES TO MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

The following amends and supplements pages 318-323 of the Proxy Statement/Prospectus by adding the underlined bolded text (indicated textually in the same manner as the following example: underlined bolded text) as set forth below:

The table appearing on Page 318 shall be revised to read as follows:

The following table provides information regarding the expected executive officers of PubCo and the expected members of the PubCo Board (ages as of March 31, 2025):

Name	Age	Position(s)
Executive Officers
Eli Wallace, Ph.D.	58	Chief Executive Officer, Director
Uneek Mehra	53	Chief Financial Officer
Pedro J. Beltran, Ph.D.	54	Chief Scientific Officer
Yong Ben, M.D.	51	Chief Medical and Development Officer
Non-Employee Directors
Jake Bauer	46	Director
Bihua Chen	56	Director
Michelle Doig	51	Director
Raymond Kelleher, M.D., Ph.D.	59	Director
Neil Kumar, Ph.D.	46	Director
Frank P. McCormick, Ph.D., F.R.S., D. Sc.	74	Director
Praveen Tipirneni, M.D., M.B.A.	56	Director

The following paragraph shall be inserted after the first full paragraph under the subsection entitled “Executive Officers” on page 318 of the Proxy Statement/Prospectus:

Uneek Mehra has served as BBOT’s Chief Financial Officer since July 2025. Prior to joining BBOT, Mr. Mehra served as Chief Financial & Business Officer of 4D Molecular Therapeutics, Inc. (Nasdaq: FDMT) from September 2023 to July 2025. From September 2021 to July 2023, he was the Chief Financial and Business Officer and Principal Financial Officer of Myovant Sciences, Ltd. (NYSE: MYOV), which was acquired by Sumitovant Biopharma, a subsidiary of Sumitomo Pharma. From October 2019 to September 2021, Mr. Mehra served as Chief Financial Officer and Corporate Treasurer of PACT Pharma, Inc., a privately held pharmaceutical company. Prior to that, he was Chief Financial Officer at Proteus Digital Health, Inc., a digital medicines company, from April 2017 to October 2019, where he oversaw finance, tax, treasury, information technology, facilities, and human resources. Mr. Mehra received a B.E. in Engineering from the Birla Institute of Technology and Science, an M.S. in Finance from the Jamnalal Bajaj Institute of Management Studies, and an M.B.A. in Strategy and Leadership from the International Institute for Management Development.

UPDATES TO EXECUTIVE AND DIRECTOR COMPENSATION OF BBOT

The following amends and supplements pages 324-340 of the Proxy Statement/Prospectus by (i) adding the underlined bolded text (indicated textually in the same manner as the following example: underlined bolded text) and (ii) deleting the text with strikethrough (indicated textually in the same manner as the following example:  ~~text with strikethrough~~), as set forth below:

The section entitled “Employment agreements to be effective post-Business Combination” on page 329 of the Proxy Statement/Prospectus shall be amended, restated, and supplemented in its entirety as follows:

PubCo intends to enter into employment agreements with each of Dr. Wallace, Mr. Mehra, Dr. Beltran and Dr. Ben ~~Drs. Wallace, Beltran and Ben~~, to be effective as of the Closing (the “New Employment Agreements”), which will replace and supersede any existing offer letters entered into with each ~~NEO~~ such executive and BBOT and/or BridgeBio Pharma. Under the New Employment Agreements, Dr. Wallace, Mr. Mehra, Dr. Beltran and Dr. Ben ~~Drs. Wallace, Beltran and Ben~~ will be entitled to receive an annual base salary equal to $550,800, $525,000, $523,505, and $525,300, respectively, and an annual target bonus equal to 40% of each of their respective annual  base salaries. ~~The NEOs~~ Such executives  will also be eligible to receive future equity awards, to participate in the PubCo employee benefit plans, subject to the terms of such plans, and to receive severance benefits pursuant to the Severance Plan (as defined below) as a Tier 1 officer for Dr. Wallace and as Tier 2 officers for Mr. Mehra, Dr. Beltran and Dr. Ben. The severance benefits are further detailed in the “Executive severance plan to be implemented post-Business Combination” section below. Dr. Wallace, Mr. Mehra, Dr. Beltran and Dr. Ben ~~Drs. Wallace, Beltran and Ben~~ will continue to be subject to their existing proprietary information and inventions agreements.

In addition, Mr. Mehra will receive a one-time sign-on bonus equal to $75,000, subject to his continued employment with BBOT (or its successor, PubCo) through the 12-month anniversary following the start of his employment; provided that, in the event that Mr. Mehra voluntarily resigns or is terminated by BBOT (or its successor, PubCo) for cause (as defined in the Severance Plan), in either case, within 12 months following the start of his employment, Mr. Mehra will be required to repay the full amount of such sign-on bonus within 30 days of such separation date.

UPDATES TO BENEFICIAL OWNERSHIP OF SECURITIES

The following amends and supplements pages 341-344 of the Proxy Statement/Prospectus by adding the underlined bolded text (indicated textually in the same manner as the following example: underlined bolded text) as set forth below:

The tabular disclosure of beneficial ownership of securities is hereby amended, restated and supplemented in its entirety as follows:

	Pre-Business Combination				Post-Business Combination
					No Redemptions Scenario		Minimum Cash Condition Redemptions Scenario
Name and Address of Beneficial Owner(1)	Helix Ordinary Shares	Percent	BBOT Common Stock	Percent	PubCo Common Stock	Percent	PubCo Common Stock	Percent
Helix Directors and Executive Officers Pre-Business Combination
Bihua Chen(2)(3)	7,389,000	31.4%	44,455,732	9.2%	18,029,602	20.9%	18,029,602	22.2%
Mark McKenna	30,000	*	-	0.0%	30,000	*	30,000	*
John Schmid	30,000	*	-	0.0%	30,000	*	30,000	*
Andrew Phillips	30,000	*	-	0.0%	30,000	*	30,000	*
Albert Holman	30,000	*	-	0.0%	30,000	*	30,000	*
Caleb Tripp	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Nebojsa Obradovic	-	0.0%	-	0.0%	-	0.0%	-	0.0%
All Helix Directors and Executive Officers as a Group (7 individuals)	7,509,000	31.9%	44,455,732	9.2%	18,149,602	21.0%	18,149,602	22.3%
BBOT Directors and Executive Officers Pre-Business Combination
Eli Wallace, Ph.D.(4)	-	0.0%	2,181,444	*	193,848	*	193,848	*
Uneek Mehra	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Pedro Beltran, Ph.D.(5)	-	0.0%	1,558,174	*	138,463	*	138,463	*
Yong Ben, M.D.	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Michelle Doig	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Raymond Kelleher, M.D., Ph.D.	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Neil Kumar, Ph.D.	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Frank P. McCormick, Ph.D., F.R.S., D. Sc.(6)	-	0.0%	498,669	*	44,313	*	44,313	*
Praveen Tipirneni, M.D., M.B.A.(7)	-	0.0%	170,972	*	81,029	*	81,029	*
Jake Bauer	-	0.0%	-	0.0%	-	0.0%	-	0.0%
All BBOT Directors and Executive Officers as a Group (10 individuals)	-	0.0%	4,409,260	*	457,652	*	457,652	*
PubCo Directors and Executive Officers Post-Business Combination
Eli Wallace, Ph.D.(4)	-	0.0%	2,181,444	*	193,848	*	193,848	*
Uneek Mehra	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Pedro Beltran, Ph.D.(5)	-	0.0%	1,558,174	*	138,463	*	138,463	*
Yong Ben, M.D.	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Bihua Chen	7,389,000	31.4%	44,455,732	9.2%	18,029,602	20.9%	18,029,602	22.2%
Michelle Doig	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Raymond Kelleher, M.D., Ph.D.	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Neil Kumar, Ph.D.	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Frank P. McCormick, Ph.D., F.R.S., D. Sc.(6)	-	0.0%	498,669	*	44,313	*	44,313	*
Praveen Tipirneni, M.D., M.B.A.(7)	-	0.0%	170,972	*	81,029	*	81,029	*
Jake Bauer	-	0.0%	-	0.0%	-	0.0%	-	0.0%
All PubCo Directors and Executive Officers as a Group (11 individuals)	7,389,000	31.4%	48,864,992	10.1%	18,487,254	21.4%	18,487,254	22.8%
5% Holders
Helix Holdings II LLC(2)	4,989,000	21.2%	-	0.0%	4,681,133	5.4%	4,681,133	5.8%
Certain investment vehicles managed by Cormorant Asset Management, LP(3)	2,400,000	10.2%	44,455,732	9.2%	13,348,469	15.4%	13,348,469	16.4%
BridgeBio Pharma LLC(8)	-	0.0%	156,103,937	32.3%	13,871,717	16.0%	13,871,717	17.1%
Entities affiliated with Deerfield Management Company, L.P.(9)	-	0.0%	44,455,734	9.3%	4,959,176	5.7%	4,959,176	6.0%

(1)	Unless otherwise noted, the business address of each of Helix Director and Executive Officer is 200 Clarendon Street, 52nd Floor, Boston, MA 02116, and the business address of each BBOT Director and Executive Officer and each PubCo Director and Executive Officer is 256 E. Grand Avenue, Suite 104, South San Francisco, CA 94080.

2)	Prior to the Business Combination, Helix Ordinary Shares owned reflects 4,480,000 Founder Shares and 509,000 Private Placement Shares held by Helix Holdings II LLC (the “Sponsor”). After the Business Combination, PubCo ownership reflects the surrender and forfeiture of 307,867 Sponsor Forfeited Shares and no surrender or contribution of Sponsor Contributed Shares. Cormorant Private Healthcare Fund III, LP (“Fund III”), Cormorant Private Healthcare Fund V, LP (“Fund V”), and Cormorant Global Healthcare Master Fund, LP (“Master Fund”) are the managing members of the Sponsor. Bihua Chen is the managing member of each of the three managing members of the Sponsor and has voting and investment discretion with respect to the shares held of record by the Sponsor. Ms. Chen disclaims any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(3)	Prior to the Business Combination, Helix Ordinary Shares owned reflects 2,400,000 Public Shares held by Fund III, Master Fund, and Fund V, and BBOT Common Stock owned reflects, on an as-converted to BBOT Common Stock basis, 3,200,813 shares held by Master Fund, 19,827,257 shares held by Fund V, and 21,427,664 shares held by Cormorant Private Healthcare Fund IV, LP (“Fund IV”). After the Business Combination, includes 2,400,000 Public Shares, 6,998,042 PIPE Shares, and 3,950,427 shares issued upon the conversion of BBOT capital stock collectively held by Fund III, Fund IV, Fund V, and Master Fund. Cormorant Asset Management, LP serves as the investment manager to Fund III, Fund IV, Fund V, and Master Fund. Cormorant Private Healthcare GP III, LLC is the general partner of Fund III; Cormorant Private Healthcare GP IV, LLC is the general partner of Fund IV; Cormorant Private Healthcare GP V, LLC is the general partner of Fund V; and Cormorant Global Healthcare GP, LLC is the general partner of the Master Fund. Bihua Chen serves as the managing member of Cormorant Global Healthcare GP, LLC, Cormorant Private Healthcare GP III, LLC, Cormorant Private Healthcare GP IV, LLC, and Cormorant Private Healthcare GP V, LLC, and as the general partner of Cormorant Asset Management, LP. Accordingly, Ms. Chen has voting and investment discretion with respect to the shares held by each of Fund III, Fund IV, Fund V and Master Fund. Ms. Chen disclaims any beneficial ownership of the securities held by the each of Fund III, Fund IV, Fund V and Master Fund other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(4)	Prior to the Business Combination, reflects 1,890,585 shares of BBOT Common Stock underlying vested BBOT Options and 290,859 shares of BBOT Common Stock underlying BBOT Options to be vested and exercisable within 60 days of June 30, 2025. After the Business Combination, PubCo Common Stock owned reflects 168,001 shares of PubCo Common Stock underlying vested PubCo Options and 25,846 shares of PubCo Common Stock underlying PubCo Options to purchase PubCo Common Stock exercisable within 60 days of June 30, 2025.

(5)	Prior to the Business Combination, reflects 1,350,418 shares of BBOT Common Stock underlying vested BBOT Options and 207,757 shares of BBOT Common Stock underlying BBOT Options to be vested and exercisable within 60 days of June 30, 2025. After the Business Combination, PubCo Common Stock owned reflects 120,001 shares of PubCo Common Stock underlying vested PubCo Options and 18,462 shares of PubCo Common Stock underlying PubCo Options to purchase PubCo Common Stock exercisable within 60 days of June 30, 2025.

(6)	Prior to the Business Combination, reflects 432,180 shares of BBOT Common Stock underlying vested BBOT Options and 66,489 shares of BBOT Common Stock underlying BBOT Options to be vested and exercisable within 60 days of June 30, 2025. After the Business Combination, PubCo Common Stock owned reflects 38,404 shares of PubCo Common Stock underlying vested PubCo Options and 5,908 shares of PubCo Common Stock underlying PubCo Options to purchase PubCo Common Stock exercisable within 60 days of June 30, 2025.

(7)	Prior to the Business Combination, reflects 132,979 shares of BBOT Common Stock underlying vested BBOT Options and 37,994 shares of BBOT Common Stock underlying BBOT Options to be vested and exercisable within 60 days June 30, 2025. After the Business Combination, PubCo Common Stock owned reflects 81,029 shares of PubCo Common Stock underlying vested PubCo Options.

(8)	Prior to the Business Combination includes 155,277,931 shares of BBOT Common Stock and BBOT Preferred Stock held by BridgeBio Pharma LLC and 826,006 shares of BBOT Common Stock issuable upon the exercise of vested BBOT Options. After the Business Combination, includes 13,798,322 shares of PubCo Common Stock to be held by BridgeBio Pharma LLC and 73,395 shares of PubCo Common Stock issuable upon the exercise of vested PubCo Options. Voting and investment power over the shares held by BridgeBio Pharma LLC is exercised by its parent entity, BridgeBio Pharma, Inc. The board of directors of BridgeBio Pharma, Inc. consists of Neil Kumar, Ph.D., Eric Aguiar, M.D., Jennifer E. Cook, Douglas A. Dachille, Ronald J. Daniels, Andrea J. Ellis, Fred Hassan, Charles Homcy, M.D., Andrew W. Lo, Ph.D., Frank P. McCormick, Ph.D., F.R.S., D.Sc., James C. Momtazee, Ali J. Satvat, Randal W. Scott, Ph.D., and Hannah A. Valantine, M.D. None of the members of the board of directors of BridgeBio Pharma, Inc. or BridgeBio Pharma LLC has individual voting or investment power with respect to such shares. The address for BridgeBio Pharma LLC and the individuals listed above is c/o BridgeBio Pharma, Inc., 3160 Porter Drive, Suite 250, Palo Alto, California 94304.

(9)	Prior to the Business Combination includes 22,227,867 shares of BBOT Preferred Stock heled by Deerfield Partners, L.P. and 22,227,867 shares of BBOT Preferred Stock held by Deerfield Private Design Fund V, L.P. After the Business Combination, PubCo Common Stock owned reflects 1,975,214 shares of PubCo Common Stock to be held by Deerfield Partners, L.P., 1,975,214 shares of PubCo Common Stock to be held by Deerfield Private Design Fund V, L.P., 466,536 PIPE Shares to be purchased by Deerfield Partners, L.P. and 466,536 PIPE Shares to be purchased by Deerfield Private Design Fund V, L.P. Deerfield Mgmt V, L.P. is the general partner of, and may be to beneficially own the shares of BBOT Preferred Stock, and after the Business Combination, PubCo Common Stock held by, Deerfield Private Design Fund V, L.P. Deerfield Mgmt, L.P. is the general partner of, and may be deemed to beneficially own the shares of BBOT Preferred Stock, and after the Business Combination, PubCo Common Stock held by, Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment manager of both Deerfield Private Design Fund V, L.P. and Deerfield Partners, L.P. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt V, L.P., Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Each of Deerfield Management Company, L.P. and Mr. Flynn may be deemed to beneficially own the shares of BBOT Preferred Stock, and after the Business Combination, PubCo Common Stock held by Deerfield Private Design Fund V, L.P. and Deerfield Partners, L.P. The address Deerfield Private Design Fund V, L.P. and Deerfield Partners, L.P. is c/o Deerfield Management Company, L.P., 345 Park Avenue South, 12th Floor, New York, New York 10010.